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                              www.doubleclick.net

                        CONTACTS:   DoubleClick Inc.
                                    Investor Relations: Desiree Berenguer
                                    212-683-0001

                                    Abernathy MacGregor Frank
                                    Adam Miller/David Sasso
                                    212-371-5999

FOR IMMEDIATE RELEASE

                        DOUBLECLICK TO SELL $150 MILLION
                     IN CONVERTIBLE SUBORDINATED DEBENTURES

NEW YORK, New York, March 11, 1999 - DoubleClick Inc. (Nasdaq: DCLK) today announced its intention, subject to market and other conditions, to raise approximately $150 million through the sale of convertible subordinated debentures. These debentures will be sold to qualified investors in a private placement under Rule 144A of the Securities Act of 1933, as amended. In addition, DoubleClick will grant the initial purchasers an option to buy additional debentures to cover any over-allotments. The debentures will be convertible, at the option of the holder, into shares of DoubleClick's common stock at a conversion price to be determined.

Proceeds from the Rule 144A offering will be used for general corporate purposes, including working capital, for the expansion of international operations and sales and marketing capabilities, and for product development. The debentures will not be registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or available exemptions from the registration requirements.

About DoubleClick Inc.

DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology and media expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has U.S. headquarters in New York City, international headquarters in Dublin and maintains offices in Paris, London, Oslo, Helsinki, Barcelona, Copenhagen, Tokyo, Madrid, Milan, Munich, Dusseldorf, Sydney, Hamburg, Stockholm, Toronto, Montreal, Atlanta, Boston, Chicago, Detroit, Dallas, Los Angeles and San Francisco.

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of DoubleClick. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in DoubleClick's reports and documents filed from time to time with the Securities and Exchange Commission.

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